Exhibit 11.1

                                 CODE OF ETHICS

                        PROFESSIONALISM AND TRANSPARENCY


This is the Code of Ethics of the Pao de Acucar group of companies.

It establishes the principles that must guide work and relationships in the company and describes the ethical conduct that all company professionals must adopt in order to raise the quality of our products and services and our role in the construction of Brazilian society.

Therefore, this Code sets out what we believe is ethical conduct in our actions and in our professional approach to all those we relate to: collaborators, suppliers, customers, community, press, public agencies and shareholders.

It applies to all the company's direct collaborators and service providers, who are expected to be consistent with the principles presented herein.

For Grupo Pao de Acucar, being the best is not just a slogan; it is a challenge and a target that we strive to meet through hard work, professionalism, determination and ethical and responsible conduct in all our activities. Yes, we want to be the best, but not at any price!


                                    CONTENTS

PRINCIPLES
RELATIONS
CONFIDENTIAL INFORMATION
CONSERVATION OF INSTITUTIONAL IMAGE
CONSERVATION OF PHYSICAL ASSETS
RESPONSIBILITIES
FULFILLING THE CODE
CONCLUSION


1.       PRINCIPLES

Our company is socially responsible and its actions are based on the following principles:

      o  Respect as the basis for all our relations.
      o  Honesty and integrity in conducting our business.
      o  Humbleness and Courage without pretentiousness in tackling challenges.
      o Commitment to quality, as seen in the integrity of our products and services, as well as in the constant striving to enhance quality of life of our people and all those we relate to.
      o Responsibility in building and conserving our physical assets and our reputation.
      o Clarity and precision in conveying information, while maintaining confidentiality when necessary.

This is the philosophy we wish to convey and to spread; these are our guidelines. This is the only way we can be attuned to one single objective and be integrated around it.


2.       RELATIONS

Suppliers


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No collaborator or their direct relatives may benefit from any purchase of goods or services directly from a supplier in the name of Grupo Pao de Acucar, or obtain personal gain through a transaction undertaken as a company employee.

Collaborators are not allowed to accept any kind of personal benefit. We define personal benefit as: payments in money or goods, presents of any value, travel, lunches, dinners or any other advantages derived from relations with suppliers.

Collaborators must never accept presents, perquisites or material favors; however in situations where it is not possible to return or immediately refuse the latter, it must obligatorily be sent to Instituto Pao de Acucar, which will make an appropriate donation. This orientation also applies to objects sent directly to employees' homes. Products received as samples for commercial analysis are not considered to be presents but they must remain in the ambit of the Company and be returned to the supplier as soon as a conclusion is reached as to their viability or otherwise.

Expenses arising from travel, accommodation, or meals must always be paid by Grupo Pao de Acucar, even if the supplier has offered to pay for them.

Any invitations to take part in courses, lectures, workshops and similar activities should be sent to the Human Resources Department for evaluation.

All suppliers must have the guarantee that the decision to market their products through Pao de Acucar will be taken exclusively on the basis of market and quality criteria, and no aspect amounting to a privilege or discrimination of any kind may interfere in this process. Any supplier that may feel discriminated against by any professional has access to a direct channel of communication with management, through the supplier ombudsman.

Collaborators in the Sales department are not allowed to maintain business relations involving purchase or sale with relatives working for any of the company's suppliers.

Collaborators

Our Human Resources policies are governed by the principles of justice, transparency, impartiality and professionalism.

No discrimination is accepted in relation to age, gender, color, race, religious beliefs, sexual orientation, origin, etc., in our procedures for recruitment and selection, training, remuneration, promotion, transfer or any other factors related to the working environment.

Good relations in the workplace environment should be based on the professionals' ethical conduct, regardless of hierarchical position, in the quest for a common objective; and should be free from offenses, defamation, exploitation of any nature, repression, intimidation, sexual harassment, verbal or non-verbal violence, or favoritism, that may be seen as personal obligation or commitment, particularly if arising from the relation between leaders and led.

Any collaborator feeling unjustly treated or prejudiced should contact the internal ombudsman.

With the aim of preventing any suspicion of favoritism in the workplace, collaborators with sentimental involvement or relatives, including spouse, children, siblings, grandchildren, grandparents, in-laws and first-degree cousins will not be allowed to work at the same store or the same corporate cost center.

Conserving the health and physical integrity of our collaborators and enhancing their quality of life are fundamental values. To guarantee safe and healthy working conditions there must also responsible attitudes in complying with laws and internal rules in relation to Occupational and Health and Safety.

Services Provided to Third Parties


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Pao de Acucar collaborators may not, in principle, carry out parallel activities to their work in the Company. In exceptional cases, it is indispensable that:

o this activity be made known to the immediate superior, who should obtain written authorization from the area management;

o   the nature of the work be different to that carried out at Grupo Pao de
    Acucar;

o the activity not be carried out during the working period and not affect the professional's performance for Grupo Pao de Acucar.

It is also not allowed the use of the company's infrastructure and/or information to carry out such activity.

Opening a Company or Partnership

Grupo Pao de Acucar collaborators may not, in principle, set up a company in a line of business parallel to their work in the company. In exceptional cases, it is indispensable that Pao de Acucar be formally notified before any company and/or partnership is set up or at the time of Grupo Pao de Acucar hiring the person(s) concerned.

The Ethical Committee will decide on authorization or otherwise after analyzing each case on the basis of the company's internal policies.

Service Providers and Outsources

Like direct collaborators, our service providers and professionals with outsourced companies are also bound by our Code of Ethics. Therefore, when carrying out activities on behalf of Grupo Pao de Acucar, on or off our premises, they must comply with this Code of Ethics and conserve the company's reputation and image.

Customers

 The focus of all our work is the customer, so all Grupo Pao de Acucar employees should constantly strive to ensure the quality of the goods sold at our stores and follow standardized procedures for reception, storage, handling and display of goods.

Every Pao de Acucar employee or service provider has a duty to assist customers and offer services without privileges or discrimination of any order.

All Grupo Pao de Acucar decisions on customer relations must be treated with impartiality and free from prejudice of any nature.

All complaints addressed to Grupo Pao de Acucar must be heard and solved on the basis of the Consumer Protection Code and the policies of the Consumer Representation Group.

All and any information supplied by our customers will be restricted to the people involved.

Community

Grupo Pao de Acucar invests heavily in relations with its local communities through social and institutional actions that reinforce its image as a "citizen company".

When representing the company in relation to members of a community, all collaborators must act according to ethical precepts, without prejudices or privileges of any order.

Press

In the interests of its customers, shareholders and the community in general, Grupo Pao de Acucar constantly provides the press with all information required to explain and broadcast its actions. It reserves the democratic right to refrain from expressing an opinion, or to do so through the associations representing the retail trade, when it


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believes that its position on an issue is not relevant to the interests of its customers, shareholders or the community in general.

All professional contact with any media publication must obligatorily be authorized in advance by the Press and Public Relations Department, and no company professional is allowed to give any kind of interview or permit their image or of that of their workplace to be reproduced by video, photography or any other means of visual recording without appropriate authorization.

Shareholders

Grupo Pao de Acucar is subordinated to the laws governing the public behavior of publicly listed companies and is ethically committed to obeying them.

Any information that may affect the market value of the company's stock (such as news of acquisition or sale of assets, changes in the management model, forecasts of results, changes affecting the Company's senior officers, etc.) must remain confidential until the time of its publication by the Investor Relations department, which will make a standard announcement to the entire investor community and the market in general, following established procedures for the controlling bodies of publicly listed companies.

No collaborator may use insider information to benefit from buying or selling company shares, directly or through third parties.

Public Bodies

In the course of its activities, Grupo Pao de Acucar complies with federal, state and municipal legislation.

The representatives of public bodies, as long as they are properly identified by their credentials, should be welcomed on our premises in a professional and objective manner; and pertinent documents as required by law made available to them whenever requested. Details of any situations arising that violate the ethical procedures determined in this Code should be forwarded to the Legal Department at Pao de Acucar, will take the appropriate measures.

Academic Bodies

Conferences, lectures, presentations and school projects focusing on Grupo Pao de Acucar, as well as the supply of material and information to enable others to create them, should be previously authorized by the Executive Management for the area or department involved.

Competition

All the work of Grupo Pao de Acucar is performed on the basis of ethics and the laws regulating competition.

Our competitiveness must be based on our ability to negotiate with suppliers and good management of our margins and expenses.

Collaborator must not inform Grupo Pao de Acucar competitors of our plans or discuss this information with them.

Institutional issues will be dealt with by the company through the Association representing the sector.

No collaborator is authorized to make defamatory remarks in relation to our competitors.

All companies with whom we compete for the favor of consumers should be treated with the same respect we hope to get from them.

Any decision on hiring collaborators at senior or management level who have relatives in competitor companies should be taken after authorization by the Executive Committee.


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3.        CONFIDENTIAL INFORMATION

All Grupo Pao de Acucar collaborators receive the information necessary to exercise their activities, as well as understand the Culture, Mission and global strategies of the Company.

All documents, software, management reports, strategic plans under the responsibility of collaborators should be kept confidential.

No information of any nature in relation to Grupo Pao de Acucar or its collaborators, even if informally, may be passed on to suppliers, service providers, outsources, the competition, relatives or similar groups; whether for own benefit or that of third parties.


4.        INSTITUTIONAL IMAGE CONSERVATION


The institutional image of Grupo Pao de Acucar and its commercial brands constitute its most important asset and it must be built and conserved on a daily basis by all collaborators and service providers.

Any individual or collective action or attitude that may harm this image is a serious fault.


5.       PHYSICAL ASSETS CONSERVATION

Our physical assets consist of the facilities and any other material goods required to carry out our activity. Every collaborator is responsible for conserving them and using them correctly and exclusively for the purposes of the business.


6.       RESPONSIBILITIES

Managers

Should set an example of ethical conduct for their teams.

Read, comprehend and comply with the Code of Ethics, and have others do so too.

Disseminate the Code of Ethics known to their teams and check that they read and understand it.

Provide guidance for collaborators in relation to actions or situations that may pose any ethical issues or dilemmas.

Contact the Human Resources Department for clarification on unresolved issues.

Notify the Human Resources Department and Management of any cases of non-fulfillment of the Code of Ethics. Collect properly filled out and signed agreement forms and send them to the Human Resources Department.

All Collaborators

Be an example of ethical conduct for your colleagues.

Read, understand and comply with the Code of Ethics.

Discuss any situations or ethical dilemmas with your superior.

Notify your immediate superior or use the whistleblower hotline in relation to any facts known to you that constitute illegal, dubious or non-ethical conduct or that violate the Code of Ethics.


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Adopt the kind of behavior and ethical posture that leaves no room for doubt as to your conduct.

Human Resourcers Department

Disseminate the Code of Ethics.

Read, understand and comply with the Code of Ethics.

Provide advice for managers and teams by clarifying issues.

Guarantee the confidential nature of information received.

Disseminate information in relation to this theme.

Ethical Committee

Draft and review the Code of Ethics.

Receive information concerning violations of the Code of Ethics from the Human Resources Department or through the whistleblower hotline.

Guarantee the confidential nature of information received.

Conduct inquiries to provide the basis for taking decisions.

Forward the most serious cases of violations of the Code of Ethics to the Executive Committee.

Executive Committee

Authorize the drafting, reviewing and dissemination of the Code of Ethics.

Take management decisions in the most serious cases of violations of the Code of Ethics.


7.        FULFILLING THE CODE

This Code of Ethics reflects the values and culture of Grupo Pao de Acucar and its fulfillment shows commitment to professionalism and transparency in all our actions at work.

Collaborators not respecting the Code of Ethics will be subject to disciplinary actions and may also lead to dismissal for just cause and legal action.

Collaborators who deliberately fail to notify violations of the Code of Ethics or omit relevant information will also be subject to disciplinary action.


8.       CONCLUSION

This Code of Ethics covers the principles that orientate our professional attitude and must be respected by all those professionally associated with Grupo Pao de Acucar.

Situations not explicitly covered here will be treated as exception and forwarded to the Ethical Committee to analyze and decide based on the principles in this Code.


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                                                                   Exhibit 11.1

                        Supplementary Conduct Guidelines


The guidelines presented herein, which are supplementary to the Company's Code of Ethics, have the purpose of establishing preventive rules against unethical conduct relating to the registration and control of financial and accounting information of the Company and emphasize the commitment and integrity in complying with the rules of ethics by any officer, manager and collaborator - hereinafter collectively referred to as Managers - who have direct or indirect access to privileged information and/or data relating to:

      o  Non-public strategies on the present and future plans for the business;
      o  Financial and accounting information on non-public records and files;
      o  Financial results not publicly disclosed;
      o Information considered as confidential information by the Board of Executive Officers.


I - Honest and ethical conduct In the Defense of the Company's Best Interests


The Managers, in performing their duties, assume the commitment of maintaining an honest and ethical conduct, taking precaution against any action or situation that may suggest or provide any personal, financial or professional advantage to the detriment of the Company's interests.

The Managers must avoid influences and/or relationships that could morally and adversely affect the Company's business or distort the judgment and analysis of the business on account of illicit or immoral acts. Dishonest conducts shall not be tolerated, nor any conduct in violation of the Code of Ethics of the Company, or these Supplementary Guidelines.

The adoption of the following actions is prohibited:

      o those which adversely affect the rendering of services and the performance of business activities of and to the Company;
      o those which result in personal benefits or advantages to any of the Managers, relatives or persons with whom the Manager maintains a direct and/or close relationship.

The Managers have the obligation to defend the interests of the Company and are therefore prohibited from having any activity, interest or association outside the Company that may affect their ability to decide or to act for the Company's benefit.

No Manager may obtain professional advantages resulting from information or a work-related situation that can be deemed to be a business opportunity or a prospect identified by the Company.

II. Honest and Timely Disclosure in Reports and Information to the Public

Every document and confidential information to which the Managers may have access, as well as every plan, record and report acquired or created in the performance of their duties, are the property of the Company for its exclusive use in conducting its business and commercial activities. The Managers must use such data and information responsibly and only in the Company's interests.

The Managers are responsible for the security and accuracy of the information contained in the records and documents that sustain the business of the Company.


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The Managers must responsibly ensure that the financial records, documents, reports and information of the Company are precise and comply with the applicable legal requirements, and must maintain and protect the documentation in accordance with the lawful requirements and with the control and assets' protection policies of the Company.

Any inappropriate conduct or undue access to privileged information, data, records and/or documents of the Company must be reported to the Ethical Committee, which will take appropriate measures.

Pursuant to the principles and conduct rules of the Code of Ethics, the Managers must ensure the autonomy of the Company's independent auditors in dealing with information and data of the Company.


III. Compliance with Laws, Rules and Regulations

         The Company actively promotes compliance with all municipal, state, federal and international laws in force and/or applicable to its business. Any breach of law, rule or regulation may prejudice the reputation of the Company to the detriment of its shareholders and may imply severe punishment. It is thus incumbent upon the Managers to ensure compliance with the laws.

Every Manager must be aware of, respect and comply with the laws, rules and regulations, policies and procedures applicable to his position within the Company. Any breach of the law must be reported to the Ethical Committee, which shall take the appropriate measures.

IV - Compliance with and Commitment to the Guidelines

The Managers are personally liable to act pursuant to the Code of Ethics of the Company and these supplementary guidelines. Any violation to such principles and rules must be immediately reported to the coordinator of the Ethical Committee.

The Managers must motivate their collaborators and promote their knowledge of, and compliance with, the Code of Ethics and these guidelines.

Information on any violation of the Code of Ethics and these guidelines shall always be treated with dignity and respect towards the persons involved, and shall be maintained confidential to the extent that is necessary to guarantee that the analysis and decision thereof is not affected.

         Violations of the Code of Ethics and these guidelines shall result in serious penalties and sanctions following the analysis by the Company's Ethical Committee and the approval by the Board of Executive Officers. Those whose conduct is deemed to be inappropriate vis-a-vis the Code of Ethics and the guidelines presented herein are subject to measures that include warnings, suspensions or, depending on the level of misconduct thereof, any other disciplinary action pursuant to the rules and regulations of the Company, including punishments provided under law. Indemnification of any loss or moral, physical or financial damage caused to the Company may also be imposed as penalty, including, as the case may be, the filing of civil and criminal actions.


V - Exemption from Application of the guidelines


         Any exemption or suspension of the application of the guidelines presented herein may occur only if authorized by the Board of Directors, or by a committee of the Board indicated or delegated by the Board Of Directors itself to deal with these issues, with due notice to the Board of Executive Officers and the Ethical Committee.